UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Graham, Donald E.
   The Washington Post Company
   1150 15th Street, N.W.
   Washington, DC  20071
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Washington Post Company
   WPO
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   October 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Class B Common Stock       |10/1/9|S   | |4,100 shares      |D  |$508.5213  |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Class B Common Stock       |10/4/9|S   | |10,900 shares     |D  |$512.4817  |190,852            |I     |Trust for Siblings*        |
                           |9     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |209,677            |I     |Revocable Trust            |
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                           |      |    | |                  |   |           |35,000             |I     |Spouse*                    |
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                           |      |    | |                  |   |           |30,000             |I     |Trust for Children*        |
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                           |      |    | |                  |   |           |123,917            |I     |Beneficiary of Trust       |
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                           |      |    | |                  |   |           |2,600              |I     |Trust for Parent*          |
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                           |      |    | |                  |   |           |8,860              |I     |Trust for Child**          |
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                           |      |    | |                  |   |           |750                |D     |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*The reporting person disclaims any beneficial ownership of these securities. In addition to the direct and indirect ownership of Class B shares herein, I am one of five trustees of a charitable trust which owns 113,270 Class B shares in which I disclaim any beneficial ownership.
**The reporting person disclaims any beneficial ownership in these securities. Revocable trust established with shares from another trust by child of reporting person.
SIGNATURE OF REPORTING PERSON
Donald E. Graham by Diana M. Daniels
DATE
November 10, 1999